Exhibit 99.1

River Valley Bancorp
Announces Improvement in Earnings for the Quarter
and Year-to Date June 30, 2015

For Immediate Release
Tuesday July 21, 2015

Madison, Indiana – July 21, 2015– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank (the “Bank”), based in Madison, Indiana announced today earnings for the quarter and six months ended June 30, 2015.

Net income for the quarter ended June 30, 2015 was $1,548,000 as compared to $1,141,000 reported for the quarter ended June 30, 2014 or approximately a 36% increase. Basic earnings per share for the quarter ended June 30, 2015 were $0.62 per share compared to $0.68 per share for the same period in 2014. For the quarter ended June 30, 2015, return on average assets was 1.20% and the return on average equity was 11.45%, which compares to 0.93% and 12.16%, respectively, for the quarter ended June 30, 2014. Earnings per share and the return on average equity for the 2015 periods declined as compared to like periods in 2014 due primarily to stock issued in the third quarter of 2014 as the result of a public offering.

Other financial highlights for the quarter ended June 30, 2015 include:

•	Improving net interest margins on higher average balances provided a $339,000 increase in net interest income over the same period in 2014.
•	Net loans, including loans held for sale, increased approximately $15.3 million from those recorded as of June 30, 2014.
•	Gains (losses) on real estate and premises held for sale swung to a net gain of $80,000 for the quarter ended June 30, 2015 as compared to a net loss of $250,000 for the same period in 2014.
•	Noninterest income decreased by approximately $83,000 from the like period in 2014 primarily due to decreased secondary lending activity.
•	The provision for loan losses for the quarter increased by approximately $75,000 to reflect growth in the loan portfolio.
•	Operating expenses in the 2015 period increased by a modest $39,000 primarily due to personnel changes and general administrative expenses.

For the six-month period ended June 30, 2015, net income improved 36% to $3,001,000, or $1.19 per share. For the six-month period ended June 30, 2014, net income was $2,206,000, or $1.32 per share. The return on average assets for the six-month period ended June 30, 2015 was 1.18%, and the return on average equity was 11.18%. For the same six-month period in 2014, those corresponding numbers were 0.91% and 12.09%.
Comparing the six-month periods ended June 30, 2015 and 2014, River Valley experienced results similar to the quarterly numbers. The six-month results reflected higher interest margins and positive income from the sale and gains of real estate held for sale. Provision expenses were identical, period to period, while non-interest income was modestly higher. Noninterest expense for the six-month period ended June 30, 2015 was approximately $210,000 higher than 2014 primarily from personnel changes and general administrative expenses.
Assets totaled $520.1 million as of June 30, 2015, an increase of $34.3 million from the $485.8 million reported as of June 30, 2014. Net loans, including loans held for sale, were $333.1 million as of June 30, 2015, an increase of $15.3 million from $317.8 million reported as of June 30, 2014. As of June 30, 2015, deposits totaled $405.1 million, an increase of $3.5 million from $401.6 million reported as of June 30, 2014.
“The Corporation continues in its ability to grow our net interest income, the largest component of our, and most community banks’, income statement. That ability, coupled with limited problem assets and restrained expenses created historic returns. The Corporation’s balance sheet may never have been stronger which contributes greatly to our results,” stated Matthew P. Forrester, President of River Valley Bancorp. “Developing the breadth and depth of our franchise has provided loan growth and appropriate funding opportunities that translates into superior performance.”

Total delinquent loans (which include loans purchased with credit impairment from the 2012 acquisition), defined as loans 30 or more days past due, as a percentage of total loans, were 1.81% as of June 30, 2015 and 2.74% as of June 30, 2014. Non-performing loans, excluding loans purchased with credit impairment, to total loans were 2.42% and 4.13% as of June 30, 2015 and 2014, respectively.
As of June 30, 2015, the allowance for loan losses (“ALL”) totaled $3.68 million, but does not include amounts recognized as “fair market” adjustments on the loan portfolio acquired from Dupont State Bank in 2012. Those loans have a separate “mark” determined at the time of closing, and only new developments to that portfolio are reflected in the provision for loan loss calculations. The balance of the ALL on June 30, 2014 was $3.76 million.
Stockholders’ equity as of June 30, 2015 was $53.9 million, or 10.36% expressed as a percentage of assets, reported book value per common share was $21.44, and tangible book value per common share was $21.24.
River Valley Financial Bank comfortably exceeded the three regulatory capital standards to be considered “well capitalized” at June 30, 2015.
The last reported closing price of “RIVR” stock on July 20, 2015 was at $22.91.

Selected Financial Information
	At or for the		At or for the
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollar Amounts In Thousands, Except Per Share Amounts)

Assets			$520,075	$485,776
Net loans, including loans held for sale (net of ALL)			333,078	317,828
Allowance for loan losses (ALL)			3,675	3,762
Deposits			405,101	401,588
Borrowings and advances			55,717	42,717
Stockholders’ equity			53,883	37,593

Total interest income	$5,115	$4,780	10,327	9,599
Total noninterest income	1,121	1,204	2,269	2,247
Gain (loss) real estate held for sale	80	(250)	56	(270)
Interest expense	849	853	1,677	1,760
Noninterest expense	3,429	3,390	7,018	6,808
Provision for loan losses	99	24	198	198
Taxes	391	326	758	604
Net income	1,548	1,141	3,001	2,206

ROAA	1.20%	0.93%	1.18%	0.91%
ROAE	11.45	12.16	11.18	12.09
Earnings per common share	$0.62	$0.68	$1.19	$1.32
Diluted earnings per common share	0.62	0.68	1.19	1.32
Book value per common share			21.44	21.20
Tangible book value per common share			21.24	20.82

Disclosure Regarding Non-GAAP Financial Measures
Certain information set forth in this press release refers to a financial measure determined by methods other than in accordance with GAAP. Specifically, we have included a non-GAAP financial measure of the tangible book value per common share. The Corporation believes that this non-GAAP financial measure is helpful to investors and provides a greater understanding of our business, although this measure is not necessarily comparable to similar measures that may be presented by other companies and it should not be considered in isolation or as a substitute for the related GAAP measure.
The information below provides a reconciliation of the non-GAAP measure to the comparable GAAP measure.

	At or For the Six Months Ended June 30,
	2015	2014
	(In Thousands, Except Share Data)

Total stockholders’ equity	$53,883	$37,593
Less:
Preferred equity		5,000
Goodwill and intangible assets (not including deferred tax assets)	500	580
Tangible common equity	$53,383	$32,013

Common shares outstanding at period end	2,513,696	1,537,306

Book value per common share	$21.44	$21.20
Effect of intangible assets	(0.20)	(0.38)
Tangible book value per common share	$21.24	$20.82
About River Valley Bancorp
River Valley Bancorp is the bank holding company for River Valley Financial Bank, which was founded in 1875 as a federally chartered thrift institution. The Bank converted to an Indiana state chartered commercial bank in 2012 in connection with its acquisition of Dupont State Bank, an Indiana commercial bank. The Bank is headquartered in Madison, Indiana, located along the Ohio River, and serves clients in southeastern Indiana and northern Kentucky from its 14 full-service office locations in Clark, Floyd, Jackson, Jennings, Jefferson and Ripley Counties in Indiana, and in Carroll County in Kentucky.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949

3